Exhibit 99.1

SeaStar Medical Announces 1-for-10 Reverse Split

DENVER, CO (December 23, 2025) – SeaStar Medical Holding Corporation (Nasdaq: ICU), a commercial-stage healthcare company focused on transforming treatments for critically ill patients facing organ failure and potential loss of life, announced today the Company’s 1-for-10 reverse stock split (Reverse Split), which will become effective as of 12:01 a.m. Eastern Time on January 5, 2026. The Company’s common stock will begin trading on a post-split adjusted basis on The Nasdaq Capital Market (Nasdaq) effective with the open of the market on January 5, 2026. SeaStar Medical’s stock will continue to trade under the ticker symbol “ICU.”

Authorization for the Reverse Split was approved by the Company’s stockholders at SeaStar Medical’s 2025 Special Meeting of Stockholders held on December 18, 2025. The objective of the Reverse Split is to increase the market price for the Company’s common stock to, among things, enable the Company to regain compliance with the $1.00 minimum bid price requirement under applicable Nasdaq Listing Rules. The Company's common stock will trade under a new CUSIP number – 81256L302.

As a result of the Reverse Split, each 10 pre-split shares of common stock outstanding will automatically combine and convert to 1 issued and outstanding share of common stock. Stockholders of record who otherwise would be entitled to receive fractional shares will receive one whole share of common stock in lieu of such fractional share. The Reverse Split reduces the number of shares of common stock issuable upon the exercise or vesting of its outstanding stock options and certain warrants in proportion to the ratio of the Reverse Split and causes a proportionate increase in the exercise prices of such stock options and warrants.

Stockholders of record will receive information regarding their share ownership following the reverse stock split from the Company’s transfer agent, Continental Stock Transfer and Trust Company. Continental Stock Transfer and Trust Company can be reached at 800-509-8856. Stockholders owning shares via a bank, broker or other nominee will have their positions automatically adjusted to reflect the Reverse Split and will not be required to take further action in connection with the Reverse Split, subject to brokers’ particular processes.

For additional information regarding the Reverse Split, please refer to SeaStar Medical’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2025.

About SeaStar Medical

SeaStar Medical is a commercial-stage healthcare company focused on transforming treatments for critically ill patients facing organ failure and potential loss of life. The QUELIMMUNE (SCD-PED) therapy is SeaStar Medical’s first commercial product based on its patented Selective Cytopheretic Device (SCD) technology. The QUELIMMUNE (SCD-PED) therapy was approved in 2024 by the U.S. Food and Drug Administration (FDA). It is the only FDA approved product for the ultra-rare condition of life-threatening acute kidney injury (AKI) due to sepsis or a septic condition in critically ill pediatric patients. SeaStar Medical’s Selective Cytopheretic Device (SCD) therapy has been awarded Breakthrough Device Designation for six therapeutic indications by the FDA, enabling the potential for a speedier pathway to approval and preferable reimbursement dynamics at commercial launch. The company is currently conducting the NEUTRALIZE-AKI pivotal trial of its SCD therapy in adult patients with AKI requiring continuous renal replacement therapy (CRRT), a life-threatening condition with no effective treatment options that impacts over 200,000 adults in the U.S. annually.

For more information visit www.seastarmedical.com or visit us on LinkedIn or X.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, SeaStar Medical’s expectations with respect to the proposed reverse stock split and the ability of SeaStar Medical to regain compliance with Nasdaq listing rules. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside SeaStar Medical’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results include, but are not limited to: (i) the risk that SeaStar Medical may not be able to obtain regulatory approval of its SCD product candidates; (ii) the risk that SeaStar Medical may not be able to raise sufficient capital to fund its operations, including current or future clinical trials; (iii) the risk that SeaStar Medical and its current and future collaborators are unable to successfully develop and commercialize its products or services, or experience significant delays in doing so, including failure to achieve approval of its products by applicable federal and state regulators, (iv) the risk that SeaStar Medical may never achieve or sustain profitability; (v) the risk that SeaStar Medical may not be able to secure additional financing on acceptable terms; (vi) the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations, (vii) the risk of product liability or regulatory lawsuits or proceedings relating to SeaStar Medical’s products and services, (viii) the risk that SeaStar Medical is unable to secure or protect its intellectual property, and (ix) other risks and uncertainties indicated from time to time in SeaStar Medical’s Annual Report on Form 10-K, including those under the “Risk Factors” section therein and in SeaStar Medical’s other filings with the SEC. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SeaStar Medical assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

IR@SEASTARMED.COM

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